Exhibit 99.1

KemPharm Reports Second Quarter 2020 Financial Results

Conference Call and Live Audio Webcast with Slide Presentation Scheduled for Today at 4:30 p.m. ET

Corporate and Regulatory Highlights:

●	Received Day-74 Letter for KP415 NDA; FDA has set PDUFA date of March 2, 2021
●	Announced that Corium, Inc., a portfolio company of GPC, will lead all commercialization activities for KP415
●	Announced issuance of two additional U.S. patents governing KP415 and KP484

Financial Highlights:

●	Reported Q2 2020 revenue of $6.9 million, including $5 million milestone payment for NDA acceptance on May 1, 2020, and $1.9 million from research and development consulting services
●	Q2 2020 net income of $0.01 per basic share and diluted share compared to a net loss of $0.33 per basic and diluted share for Q2 2019
●	Total cash, cash equivalents and restricted cash was $6.6 million at June 30, 2020

Celebration, FL – August 12, 2020 – KemPharm, Inc. (OTCQB: KMPH), a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs, today reported its financial results for the second quarter ended June 30, 2020.

“The second quarter was a period of continued advancement at KemPharm, highlighted by the FDA’s acceptance of the New Drug Application (NDA) for KP415 and, following that, receipt of the ‘Day-74 Letter’ from the FDA,” said Travis C. Mickle, Ph.D., President and Chief Executive Officer of KemPharm. “Contained within the Day-74 Letter were two important updates from the FDA.  The FDA informed us that the action date (PDUFA) for KP415 is March 2, 2021, and that an advisory committee is not required at this time.”

Dr. Mickle continued, “Dovetailing with these important regulatory advancements, KemPharm also reported two key events in our collaboration with Gurnet Point Capital (GPC).  Upon the FDA’s acceptance of the KP415 NDA, KemPharm received the $5 million milestone payment as provided by the definitive collaboration and license agreement.  Additionally, Corium, Inc., a GPC portfolio company, will lead all commercialization activities for KP415, providing what we believe is the most well-suited and experienced commercial organization to launch and maximize the potential market for KP415.  In addition, that opportunity has since been strengthened by the recent issuance of two U.S. patents governing KP415 and KP484. Both patents have an expiration date of December 9, 2037, which is an extension of approximately five years beyond prior serdexmethylphenidate (SDX) patents.”

Dr. Mickle concluded, “Based on these recent events and accomplishments, we are very optimistic about KemPharm’s short- and long-term prospects.  While certain headwinds remain, momentum continues to build behind the value potential of KP415, and we are excited to be working with the Corium team to develop the marketing and commercialization strategy for KP415, which we look forward to unveiling as soon as we are in a position to do so.”

Q2 2020 Financial Results:

For Q2 2020, KemPharm reported revenue of $6.9 million which is comprised of a $5.0 million milestone payment received upon the FDA’s acceptance of the NDA for KP415 and $1.9 million from research and development services under the definitive collaboration and license agreement (KP415 License Agreement) and other consulting arrangements, as compared to Q1 2020 revenue of $2.1 million. KemPharm had no revenue in Q2 2019.  This is KemPharm’s fourth sequential quarter reporting revenue, and the Company expects to continue earning revenue as the Company provides services under the KP415 License Agreement and other consulting arrangements.

KemPharm’s net income for Q2 2020 was $0.9 million, or $0.01 per basic share and diluted share, compared to a net loss of $9.3 million, or $0.33 per basic and diluted share for the same period in 2019. Net income for Q2 2020 was driven primarily by operating income of $2.6 million, partially offset by net interest expense and other items of $1.7 million.  The net operating income of $2.6 million for Q2 2020 was an increase of $10.4 million compared to a net operating loss of $7.8 million in the same period in 2019, which was primarily due to revenue of $6.9 million, a decrease in research and development expenses of $2.8 million and a decrease in general and administrative expenses of $1.3 million, partially offset by royalty and direct contract acquisition costs of $0.6 million.

As of June 30, 2020, total cash, cash equivalents and restricted cash was $6.6 million, which was an increase of $4.0 million compared to March 31, 2020.  Based on the Company’s current operating forecast, the Company believes that its expected revenues and existing resources are sufficient to continue operations past the potential March 2, 2021 PDUFA date for the KP415 NDA and up to the debt maturity date of March 31, 2021.

Conference Call Information:

KemPharm will host a conference call and live audio webcast with slide presentation on Wednesday, August 12, 2020, at 4:30 p.m. ET, to discuss its corporate and financial results for the second quarter 2020. Interested participants and investors may access the conference call by dialing either:

●	(866) 395-2480 (U.S.)
●	(678) 509-7538 (international)
●	Conference ID: 5176398

An audio webcast with slide presentation will be accessible via the Investor Relations section of the Company’s website, http://investors.kempharm.com/. An archive of the webcast and presentation will be available for 90 days beginning at approximately 5:30 p.m. ET, on August 12, 2020.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT® (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LAT® technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s prodrug product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, and stimulant use disorder. KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation our proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including the timing of the PDUFA date and potential FDA approval of the KP415 NDA, the potential commercial launch of KP415, the expectations regarding continued research and development services revenue, the potential clinical benefits of KP415 or any of the Company’s product candidates, the potential initiation or timeline for the development of any of our product candidates, cash runway, and the potential timeline to complete a debt restructuring, if at all, are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2019, KemPharm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission.  KemPharm is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

KemPharm Contacts:
Jason Rando / Maureen McEnroe Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com mmcenroe@tiberend.com

KEMPHARM, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenue	$6,908	$—	$8,997	$—
Operating expenses:
Royalty and direct contract acquisition costs	642	—	1,305	—
Research and development	1,954	4,803	4,080	13,334
General and administrative	1,719	2,989	3,964	5,827
Severance expense	—	—	830	—
Total operating expenses	4,315	7,792	10,179	19,161
Income (loss) from operations	2,593	(7,792)	(1,182)	(19,161)
Other (expense) income:
Interest expense related to amortization of debt issuance costs and discount	(574)	(305)	(1,145)	(610)
Interest expense on principal	(1,197)	(1,232)	(2,457)	(2,461)
Fair value adjustment related to derivative and warrant liability	(3)	(21)	72	432
Interest and other income (expense), net	40	84	(183)	235
Total other expenses	(1,734)	(1,474)	(3,713)	(2,404)
Income (loss) before income taxes	859	(9,266)	(4,895)	(21,565)
Income tax benefit	—	9	—	17
Net income (loss)	$859	$(9,257)	$(4,895)	$(21,548)

Net income (loss) per share of common stock:
Basic	$0.01	$(0.33)	$(0.09)	$(0.78)
Diluted	$0.01	$(0.33)	$(0.09)	$(0.78)

Weighted average number of shares of common stock outstanding:
Basic	63,163,251	28,386,119	55,618,446	27,548,657
Diluted	63,164,403	28,386,119	55,618,446	27,548,657

KEMPHARM, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and par value amounts)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,369	$3,217
Accounts and other receivables	2,093	1,865
Prepaid expenses and other current assets	603	1,552
Total current assets	9,065	6,634
Property and equipment, net	1,146	1,471
Operating lease right-of-use assets	1,404	1,537
Restricted cash	186	338
Other long-term assets	527	527
Total assets	$12,328	$10,507

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued expenses	$4,729	$4,911
Current portion of convertible notes	67,271	—
Current portion of operating lease liabilities	309	284
Other current liabilities	240	236
Total current liabilities	72,549	5,431
Convertible notes, less current portion, net	—	77,343
Derivative and warrant liability	47	120
Operating lease liabilities, less current portion	1,755	1,901
Loans payable	781	—
Other long-term liabilities	59	168
Total liabilities	75,191	84,963

Stockholders’ deficit:
Preferred stock:
Series A convertible preferred stock, $0.0001 par value, 9,578 shares authorized, 9,577 shares issued and no shares outstanding as of June 30, 2020 (unaudited) and December 31, 2019	—	—
Series B-1 convertible preferred stock, $0.0001 par value, 1,576 shares authorized, 1,576 shares issued and no shares outstanding as of June 30, 2020 (unaudited) and December 31, 2019	—	—
Series B-2 convertible preferred stock, $0.0001 par value, 27,000 shares authorized, no shares issued or outstanding as of June 30, 2020 (unaudited) and December 31, 2019	—	—
Undesignated preferred stock, $0.0001 par value, 9,961,846 shares authorized, no shares issued or outstanding as of June 30, 2020 (unaudited) and December 31, 2019	—	—
Common stock, $0.0001 par value, 250,000,000 shares authorized, 67,223,913 shares issued and outstanding as of June 30, 2020 (unaudited); 36,350,785 shares issued and outstanding as of December 31, 2019	7	4
Additional paid-in capital	187,739	171,254
Accumulated deficit	(250,609)	(245,714)
Total stockholders' deficit	(62,863)	(74,456)
Total liabilities and stockholders' deficit	$12,328	$10,507